PriceSmart Announces Fiscal 2020 Fourth Quarter and Full Year Operating Results

San Diego, CA (October 29, 2020) - PriceSmart, Inc. (NASDAQ: PSMT), operator of 46 warehouse clubs in 12 countries and one U.S. territory, today announced its results of operations for the fourth quarter and full year, which ended on August 31, 2020.

Comments from Sherry S. Bahrambeygui, Chief Executive Officer:

“PriceSmart’s results of operations for the fourth quarter and fiscal year 2020 were strong despite significant shopping limitations imposed by local governments in many of our markets. We estimate that in the fourth quarter we had approximately 260 club days lost in markets where in-club shopping was not permitted as a result of the varying limitations imposed on a country-by-country basis to mitigate the spread of COVID-19. I am proud of our team who responded rapidly to adverse conditions that impacted all of our markets.

We made substantial progress with our technology-enabled shopping and omni-channel initiatives. Our Click & Go™ contactless online ordering and curbside pickup service was made available in all markets during the quarter and progressed to include a delivery option in six of our markets at fiscal year-end. This service, including curbside pickup and delivery, contributed approximately 3.6% of net merchandise sales during the fourth quarter. We believe that Click & Go™ online shopping and delivery options will remain important services to our Members. We will continue to strive for operating efficiencies in our new sales channels that we believe increase value for our Members allowing them to leverage their membership over multiple shopping platforms. We have also developed better in-bound and outbound online communication channels, so that we can develop a better understanding of our Members’ preferences.

The PriceSmart team continues to be nimble, creative and ready to adapt to our Members’ needs and preferences in the most responsible ways. Our top priority remains the safety of our employees and our Members, and we are focused on executing a successful holiday season at a time when families will likely cherish time together at home. Despite the persistence of this pandemic, our business continues to grow on many dimensions including the expected opening of our 47th club in early December, which is also our 8th in Colombia, Usaquén, located in the metropolitan area of Bogota.

I thank our wonderful team, especially our front-line workers, for all of the steadfast dedication they have shown in order for us to maintain our business as the trusted source of goods and services in the markets in which we operate.”

Fourth Quarter Financial Results

Total revenues for the fourth quarter of fiscal year 2020 increased 1.2% to $810.6 million compared to $801.3 million in the comparable period of the prior year. For the fourth quarter of fiscal year 2020, net merchandise sales increased 0.5% to $772.9 million from $768.9 million in the fourth quarter of fiscal year 2019. Foreign currency exchange rate fluctuations impacted net merchandise sales negatively by $27.6 million, or 3.6%, versus the same period in the prior year.

The Company had 46 warehouse clubs in operation as of August 31, 2020 compared to 43 warehouse clubs in operation as of August 31, 2019.

Comparable net merchandise sales for the 42 warehouse clubs that have been open for greater than 13 ½ calendar months decreased 4.0% for the 13-week period ended August 30, 2020 compared to the comparable period of the prior year. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales negatively by $26.3 million or 3.6% versus the same period in the prior year.

The Company recorded operating income during the quarter of $29.0 million compared to operating income of $32.0 million in the prior year. Net income attributable to PriceSmart was $20.1 million, or $0.65 per diluted share, in the fourth quarter of fiscal year 2020 as compared to $20.7 million, or $0.67 per diluted share, in the fourth quarter of fiscal year 2019.

Total revenues, for the twelve months ended August 31, 2020, increased 3.3% to $3,329.2 million compared to $3,224.0 million in the prior year.

Comparable net merchandise sales, for warehouse clubs that have been open for greater than 13 ½ calendar months, decreased 1.5% for the 52-week period ended August 30, 2020 compared to the comparable period of the prior year. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales negatively by $59.3 million, or 1.9%, versus the prior year.

For the twelve months ended August 31, 2020, the Company recorded operating income of $122.5 million and net income attributable to PriceSmart of $78.1 million, or $2.55 per diluted share. During the twelve months ended August 31, 2019, the Company recorded operating income of $115.2 million and net income of $73.2 million, or $2.40 per diluted share.

The Company intends to file its Annual Report on Form 10-K for the year ended August 31, 2020 on or around October 29, 2020.

The Company reports comparable net merchandise sales on a “same week” basis with 13 weeks in each quarter beginning on a Monday and ending on a Sunday. The periods are established at the beginning of the fiscal year to provide as close a match as possible to the calendar month and quarter that is used for financial reporting purposes.  This approach equalizes the number of weekend days and weekdays in each period for an improved sales comparison, as the Company experiences higher merchandise club sales on the weekends. Each of the warehouse clubs used in the calculations was open for at least 13 ½ calendar months before its results for the current period were compared with its results for the prior period.

The term “currency exchange rates” refers to the currency exchange rates the Company uses to convert net merchandise and comparable net merchandise sales for all countries where the functional currency is not the U.S. dollar into U.S. dollars. The Company calculates the effect of changes in currency exchange rates as the difference between current period activities translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. The Company believes the disclosure of the effects of currency exchange rate fluctuations on the Company’s results permits investors to understand better the Company’s underlying performance.

Club days lost means the total number of days one or more clubs are closed for an entire day because of government prohibitions on offering in-store shopping. For example, if one club was prohibited from offering in-store sales for five days during a month and another club was prohibited from offering in-store sales for two days during that month, we would say that we had seven club days lost during the month.

PriceSmart management will host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Friday, October 30, 2020, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing (855) 209-8211 toll free, or (412) 317-5214 for international callers, and asking to join the PriceSmart, Inc. call. A digital replay will be available through November 6, 2020, following the conclusion of the call by dialing (877) 344-7529 for domestic callers, or (412) 317-0088 for international callers, and entering replay passcode 10147692.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise and services at low prices to PriceSmart Members. PriceSmart operates 46 warehouse clubs in 12 countries and one U.S. territory (eight in Costa Rica; seven each in Colombia and Panama; five in the Dominican Republic, four in Trinidad and Guatemala; three in Honduras; two each in El Salvador and Nicaragua; and one each in Aruba, Barbados, Jamaica and the United States Virgin Islands). The Company is currently constructing and plans to open a warehouse club in Bogota, Colombia in December 2020.

This press release may contain forward-looking statements concerning the Company's anticipated future revenues and earnings, adequacy of future cash flows, omni-channel initiatives, proposed warehouse club openings, the Company's performance relative to competitors, the outcome of tax proceedings and related matters. These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “anticipated,” “scheduled,” and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: adverse changes in economic conditions in the Company’s markets, natural disasters, compliance risks, volatility in currency exchange rates, competition, consumer and small business spending patterns, political instability, increased costs associated with the integration of online commerce with our traditional business, whether the Company can successfully execute strategic initiatives, breaches of security or privacy of member or business information, cost increases from product and service providers, interruption of supply chains, member or business information, cost increases from product and service providers, interruption of supply chains, COVID-19 related factors and challenges, including among others, the duration of the pandemic, the unknown long-term economic impact, the impact of government policies and restrictions that have limited access for our Members, and shifts in demand away from discretionary or higher priced products to lower priced products, exposure to product liability claims and product recalls, recoverability of moneys owed to PriceSmart from governments, and other important factors discussed in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K, and other factors discussed from time to time in other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law.

For further information, please contact Michael L. McCleary, EVP, Chief Financial Officer and Principal Accounting Officer (858) 404-8826 or send an email to ir@pricesmart.com

PRICESMART, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Twelve Months Ended
	August 31,		August 31,
	2020	2019	2020	2019
Revenues:
Net merchandise sales	$772,940	$768,906	$3,191,762	$3,091,648
Export sales	9,345	7,667	34,374	30,981
Membership income	13,137	13,432	54,501	52,149
Other revenue and income	15,159	11,295	48,551	49,140
Total revenues	810,581	801,300	3,329,188	3,223,918
Operating expenses:
Cost of goods sold:
Net merchandise sales	656,526	652,070	2,723,942	2,648,665
Export sales	8,632	7,388	32,676	29,524
Non-merchandise	5,744	4,308	18,160	17,502
Selling, general and administrative:
Warehouse club and other operations	81,352	79,662	323,178	307,823
General and administrative	28,866	24,597	106,776	101,432
Pre-opening expenses	291	967	1,545	2,726
Loss on disposal of assets	192	344	443	1,079
Total operating expenses	781,603	769,336	3,206,720	3,108,751
Operating income	28,978	31,964	122,468	115,167
Other income (expense):
Interest income	598	365	2,031	1,489
Interest expense	(2,509)	(990)	(7,625)	(3,939)
Other income (expense), net	992	425	(834)	(1,607)
Total other expense	(919)	(200)	(6,428)	(4,057)
Income before provision for income taxes and loss of unconsolidated affiliates	28,059	31,764	116,040	111,110
Provision for income taxes	(7,915)	(10,839)	(37,764)	(37,560)
Loss of unconsolidated affiliates	(16)	(13)	(95)	(61)
Net income	20,128	20,912	78,181	73,489
Less: net income attributable to noncontrolling interest	(52)	(239)	(72)	(298)
Net income attributable to PriceSmart, Inc.	$20,076	$20,673	$78,109	$73,191
Net income attributable to PriceSmart, Inc. per share available for distribution:
Basic	$0.65	$0.67	$2.55	$2.40
Diluted	$0.65	$0.67	$2.55	$2.40
Shares used in per share computations:
Basic	30,234	$30,205	30,259	$30,195
Diluted	30,234	$30,205	30,259	$30,195
Dividends per share	$0.35	$0.35	$0.70	$0.70

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	August 31,
	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$299,481	$102,653
Short-term restricted cash	185	54
Short-term investments	46,509	17,045
Receivables, net of allowance for doubtful accounts of $147 as of August 31, 2020 and $144 as of August 31, 2019, respectively	13,153	9,872
Merchandise inventories	309,509	331,273
Prepaid expenses and other current assets (includes $0 and $2,736 as of August 31, 2020 and August 31, 2019, respectively, for the fair value of derivative instruments)	30,165	30,999
Total current assets	699,002	491,896
Long-term restricted cash	4,105	3,529
Property and equipment, net	692,279	671,151
Operating lease right-of-use assets, net	119,533	—
Goodwill	45,206	46,101
Other intangibles, net	10,166	12,576
Deferred tax assets	21,672	15,474
Other non-current assets (includes $872 and $0 as of August 31, 2020 and August 31, 2019, respectively, for the fair value of derivative instruments)	54,260	44,987
Investment in unconsolidated affiliates	10,602	10,697
Total Assets	$1,656,825	$1,296,411
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$65,143	$7,540
Accounts payable	373,172	286,219
Accrued salaries and benefits	32,946	25,401
Deferred income	23,525	25,340
Income taxes payable	7,727	4,637
Other accrued expenses and other current liabilities	37,731	32,442
Operating lease liabilities, current portion	8,594	—
Long-term debt, current portion	19,437	25,875
Total current liabilities	568,275	407,454
Deferred tax liability	1,713	2,015
Long-term portion of deferred rent	—	11,198
Long-term income taxes payable, net of current portion	5,132	5,069
Long-term operating lease liabilities	124,181	—
Long-term debt, net of current portion	112,610	63,711
Other long-term liabilities (includes $4,685 and $2,910 for the fair value of derivative instruments and $6,155 and $5,421 for post-employment plans as of August 31, 2020 and August 31, 2019, respectively)	12,182	8,685
Total Liabilities	824,093	498,132

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 31,417,576 and 31,461,359 shares issued and 30,670,712 and 30,537,027 shares outstanding (net of treasury shares) as of August 31, 2020 and August 31, 2019, respectively	3	3
Additional paid-in capital	442,969	443,084
Tax benefit from stock-based compensation	11,486	11,486
Accumulated other comprehensive loss	(176,820)	(144,339)
Retained earnings	582,487	525,804
Less: treasury stock at cost, 746,864 shares as of August 31, 2020 and 924,332 shares as of August 31, 2019	(28,406)	(38,687)
Total stockholders' equity attributable to PriceSmart, Inc. stockholders	831,719	797,351
Noncontrolling interest in consolidated subsidiaries	1,013	928
Total stockholders' equity	832,732	798,279
Total Liabilities and Equity	$1,656,825	$1,296,411